3

        EXTENDED AND REISSUED EFFECTIVE JUNE 1, 1996

                FLOATING RATE PROMISSORY NOTE

US$28,097,831.90
                                             Chicago, Illinois
                                             August 18, 1989

       AMFAC/JMB HAWAII, INC., a Hawaii corporation (the "Borrower"), HEREBY PROMISES TO PAY to the order of Northbrook Corporation (successor corporation to Amfac, Inc.) (the "Holder"), on or before June 1, 1998 (the "maturity date"), the principal sum of TWENTY-EIGHT MILLION NINETY-SEVEN THOUSAND EIGHT HUNDRED THIRTY-ONE AND 90/100 United States dollars (US$28,097,831.90) or, if less, the aggregate unpaid principal amount as shown either on the schedule attached hereto (and any continuation thereof) or in the records of the Holder, with interest on the unpaid balance of such principal amount at a rate per annum, at any time prior to August 18, 1990, equal to the Reference Rate (as defined below) and, at any time on or after August 18, 1990, equal to the Reference Rate plus 1% per annum, which interest shall be payable on September 30, 1989, on the last day of every third month thereafter prior to the maturity date and on the maturity date or, if the Borrower shall fail to pay the unpaid balance of such principal amount on the maturity date, on the day on which the unpaid balance of such principal amount is paid in full; provided, however, that whenever any payment to be made hereunder shall be stated to be due on a day other than a day when commercial banks are open for normal business in Chicago, Illinois, such payment shall be made on the next succeeding day when such banks shall be open (and such extension of time shall be included in the computation of interest due on such day). All computations of interest hereunder shall be made on the basis of a year of 360 days for the actual number of days elapsed.

      The Referenced Rate shall mean, at any time, the rate of interest then most recently announced by Bank of America at Chicago, Illinois as its "reference" rate, or its equivalent rate at such time.

       Borrower represents and warrants that indebtedness represented by this Promissory Note is for business purposes within the meaning of Section 6404 of Chapter 17 of the Illinois Revised Statutes and that such indebtedness constitutes a business loan within the meaning of such Section and is not usurious.

      Both principal and interest are payable in United States dollars to the order of the Holder in same-day funds on the day when due.

      The unpaid principal amount of this Promissory Note may be prepaid in whole or in part at any time by the Borrower without premium, penalty or costs whatsoever, provided that all accrued and unpaid interest on the principal amount so prepaid is paid at such time.

      Borrower hereby waives presentment for payment, demand, protest and notice of dishonor and hereby assents to any extension of the time of payment, forbearance or other indulgence that may be granted by the Holder, without notice. The terms of this Promissory Note may not be modified or terminated orally, but only by an agreement in writing signed by the party to be charged.

      This Promissory Note is subject to subordination in accordance with the terms of that certain Intercreditor
Agreement  dated as of September 10, 1991 made  by  Northbrook
Corporation.

      This Promissory Note is issued in substitution of that certain Floating Rate Promissory Note issued by the Borrower in the principal amount of US$28,097,831.90 dated August 18, 1989, as extended and reissued effective August 18, 1990, December 31, 1991, December 31, 1993, December 31, 1995, and
June 1, 1996 and issuance of this Promissory Note is not intended to extinguish any indebtedness under such Floating Rate Promissory Note.

      This Promissory Note shall be governed by and construed in accordance with the internal laws of the State of Illinois.

                                   Amfac/JMB Hawaii, Inc.



                                   By:  _____________________
                                       Steven E. Plonsker
                                       Senior Vice President &
                                       Chief Financial Officer


Schedule Attached to Floating Rate Promissory Note dated August 18, 1989, as extended and reissued effective August 18, 1990, December 31, 1990, December 31, 1991, December 31, 1993,
December 31, 1995 and June 1, 1996 of Amfac/JMB Hawaii, Inc. payable to the order of Northbrook Corporation.


                     PRINCIPAL PAYMENTS

_______________________________________________________________

          Amount of           Unpaid
          Principal           Principal      Notation
Date      Repaid              Balance        Made by

_______________________________________________________________

8/19/89                      $28,097,831.90____________________

7/30/93   $13,000,000        $15,097,831.90____________________

3/9/95    ($7,694,740)       $22,792,571.90___________________

5/5/95    $7,694,740         $15,097,831.90___________________

_______________________________________________________________

_______________________________________________________________